Exhibit 99.2

Financial Statements
of
MTH Mortgage, LLC

For the Periods Ended December 31, 2011 and 2010

MTH MORTGAGE, LLC
BALANCE SHEET
December 31, 2011 and 2010

ASSETS
	2011	2010
Current Assets:
Cash in bank	$963,875	$688,583
Trust account	581	1,374
Account receivable	535,701	226,617
Prepaid expenses	25,393	22,810
Total current assets	1,525,550	939,384

Fixed Assets:
Office furniture & equipment	209,112	279,067
Less: Accumulated depreciation	(171,989)	(198,817)
Total fixed assets	37,123	80,250
Total assets	$1,562,673	$1,019,634

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Accounts payable	$176,007	$219,870
Commissions/bonus payable	239,171	122,472
Payroll taxes payable	3,975	2,379
Trust account payable	581	1,374
Distributions payable	855,000	370,300
Total current liabilities	1,274,734	716,395

Members' equity:
Members' equity	287,939	303,239
Total liabilities and members' equity	$1,562,673	$1,019,634

MTH MORTGAGE, LLC
STATEMENT OF OPERATIONS
Years Ending December 31, 2011 and 2010

	2011	2010
Income
Loan Fees	$8,708,477	$9,165,402
Buyer Rebates	(12,469)	(13,430)
Total Income	8,696,008	9,151,972

Operating Expense
Administrative Fee	366,600	406,250
Investor Fee	145,275	404,300
Payroll	1,663,581	1,802,872
Processing Fee	310,200	343,750
Documentation Preparation	15,875	32,238
Insurance	155,627	148,696
Printing & Reproduction	11,775	39,090
Professional Fees	76,712	157,417
Misc Direct Costs	188,549	467,302
Rent	188,166	202,419
Payroll Taxes	108,610	127,119
Telephone	36,811	44,142
Postage & Delivery	6,371	7,316
Licenses & Permits	12,803	22,915
Computer Software, etc.	5,752	—
Outside Services	28,437	23,417
Office Supplies/Misc Expense	28,212	28,359
Early Payoff Fees	40,928	30,138
Depreciation Expense	38,346	41,822
Travel & Entertainment	38,285	23,903
Total Operating Expense	3,466,915	4,353,465

NET OPERATING INCOME	5,229,093	4,798,507

Other Income & Expense
Other Income - Interest	3,063	1,009
Franchise Tax Expense	(6,055)	(12,590)
Other Income (Expense)	5,159	—
Total Other Income & Expense	2,167	(11,581)

NET INCOME	$5,231,260	$4,786,926

MTH MORTGAGE, LLC
STATEMENT OF MEMBERS' EQUITY
December 31, 2011 and 2010

Members' equity, December 31, 2009	$303,673

Net operating income - 2010	4,786,926

Members' distributions - 2010	(4,787,360)

Members' equity, December 31, 2010	303,239

Net operating income - 2011	5,231,260

Members' distributions - 2011	(5,246,560)

Members' equity, December 31, 2011	$287,939

MTH MORTGAGE, LLC
STATEMENT OF CASH FLOWS
Years Ending December 31, 2011 and 2010

INCREASE/(DECREASE) IN CASH OR CASH EQUIVALENTS

	2011	2010
Cash flows from operating activities:
Net income	$5,231,260	$4,786,926
Adjustments to reconcile cash flow
Depreciation	38,346	41,822
Decrease/(increase) in current assets
Accounts receivable	(309,084)	77,369
Prepaid expenses	(2,583)	11,478
Increase/(decrease) in current liabilities
Accounts payable	(43,863)	(403,104)
Commissions/bonus payable	116,699	57,811
Payroll taxes payable	1,596	(5,995)
Member distribution payable	484,700	175,400

Total adjustments	285,811	(45,219)

Cash provided by operations	$5,517,071	$4,741,707

Cash flow from investing activities:
Equipment (purchased)/sold, net	4,781	(15,414)
Cash provided by/(used in) investing	$4,781	$(15,414)

Cash flow from financing activities:
Distributions to members	(5,246,560)	(4,787,360)
Cash used in financing activities	$(5,246,560)	$(4,787,360)

Net increase/(decrease) in cash	275,292	(61,067)

Cash at beginning of period	688,583	749,650

Cash at end of period	$963,875	$688,583

MTH MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS
December 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company was incorporated in Arizona in October 23, 2000, as MTH Mortgage, LLC (“MTH” or the “Company”).

The financial statements of MTH are prepared in conformity with generally accepted accounting principles (“GAAP”) and general practices in the mortgage industry. Preparations of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported operations of the Company for the periods presented.

A summary of the significant accounting policies used in the preparation of the accompanying comparative financial statements follows:

Recognition of revenue - The Company recognizes fees as earned upon the closing of the related escrow.

Cash equivalents - For purposes of the statements of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid investments with original maturities of 3 months or less.

Escrow funds held in trust - Funds received by the Company in connection with open escrows are deposited in separate trust bank accounts. These trust funds are not available for operating purposes.

Properties - Office furniture, fixtures and equipment, and leasehold improvements are stated at cost. Depreciation and amortization is computed using a combination of straight-line and declining balance methods over useful lives of 5 to 7 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed form the accounts, and any resulting gain or loss is reflected in income for the period. Repairs and maintenance are charged to expense as incurred.

Compensated Absences - Employees of the Company are entitled to paid vacation, paid sick days, and personal days offs, depending on job classifications, length of service and other factors. It is impractical to estimate the amount of compensation for future absences and accordingly, no liability has been recorded in the accompanying financial statements. The Company's policy is to recognize the costs of compensated absences when actually paid to employees. At December 31, 2011, the estimated amount of unpaid vacation balance pay was $15,950.

Income Taxes - No provision has been made for Federal or Arizona state income taxes since the MTH is not a taxable entity; the individual shareholders report their distributive shares of the Company's income/loss on their corporate tax returns.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company has entered into a software license agreement with imortgage.com (which is a 45% owner of the Company). The terms of the agreement allow the Company to use the software of imortgage.com to help in the origination of mortgage applications. There is no fee for this arrangement. The Company also entered into a service agreement with imortgage.com. The terms of the agreement require imorgage.com to process all loan applications taken by the Company, provide legal and accounting services and support and any other administrative support needed by the Company. The cost to the MTH on a per loan basis of $600, calculated as $275 processing fee and $325 administration fee.

NOTE 3 - CONCENTRATION OF CREDIT RISK

The Company markets to homebuilder's customers within the States of Arizona, California, Colorado, Nevada and Florida. In the event of a major downturn within those markets, MTH could be negatively affected.

NOTE 4 - DEPOSITS IN EXCESS OF FDIC INSURANCE

The Company has accumulated more than $250,000 in one bank account as of December 31, 2011. Management is aware and believes there is minimum risk to the Company as distributions and expenses will normally keep the balance below $250,000. Also, FDIC now insures all balances on business checking.

NOTE 5 - LEASE OBLIGATIONS

Effective December 31, 2011, the Company terminated its lease on its Tucson office. Effective December 13, 2011, the Company entered into a new lease for its Tucson office. The lease is for a period of 32 months ending August 31, 2014. Rent payable is $500 per month through August 31, 2012, $516 per month through August 31, 203 and $531 per month through August 31, 2014.

The estimated rent is as follows:

2012	$6,062
2013	6,251
2014	4,252
$16,565

The Company moved its corporate headquarters to North Scottsdale, Arizona, on March 1, 2006. Starting April 1, 2006, the Company has had a lease in effect for a period of 96 months. Effective April 1, 2009, the Company changed its lease agreement to reduce the amount of space it was using. The Company presently occupies the reduced space on a month-to-month basis at a base rent of $3,467.

The Company opened an office in Concord, California, on January 1, 2005. Effective April 1, 2006, the Company renegotiated its Concord office lease approximately doubling its space. The new lease period is 45 months commencing July 22, 2006, when construction of the office improvements was completed. Effective February 1, 2010, the Company extended the lease of its Concord office. Rent is $2,150 per month and the lease is now a month-to-month agreement.

The Company opened an office is Southern California in December 2005. At this time, the office is in the same location as the builder and rent is $2,234 per month. This is also a month-to-month agreement.

Effective January 1, 2012, the Company entered into a sub-lease agreement for its Denver, Colorado office. The lease is for a period of 77 months ending May 31, 2018. Rates are per square foot, starting at $16.00 per square foot and rising to $18.50 per square foot.

The estimated rent is as follows:

2012	$9,420
2013	11,775
2014	12,102
2015	13,574
2016	13,816
2017	4,359
$65,046

The Company opened an office in Florida in April 2009. This is a month-to-month lease, payable $374 per month.